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                                                              EXHIBIT 23.2.A

                          Independent Auditors' Consent

The Members of
CCMH Courtyard I LLC:

We consent to the incorporation on Form 10-K of Hospitality Properties Trust of our report dated February 24, 2003, except for Note 6 to the financial statements which is dated March 26, 2003, with respect to the balance sheet of CCMH Courtyard I LLC as of January 3, 2002 and the related statements of operations, changes in member's equity, and cash flows for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K of Hospitality Properties Trust.

                                                   /s/ KPMG LLP

McLean, Virginia
March 28, 2003